Ex-99.B5a




                   MANAGEMENT AND TRANSFER AGENT AGREEMENT


To:  PDC&J Service Corp.
     Governours Square Office Center
     1416 Miamisburg-Centerville Road
     Dayton, Ohio 45459


Dear Sirs:

     PDC&J Preservation Fund (hereinafter referred to as the Fund) herewith confirms our agreement with you.

     The Fund has been organized as an Ohio business trust to engage in the business of an investment company. You have been selected to act as the manager and transfer agent of the Fund, as more fully set forth below, and you are willing to act as such manager and transfer agent of the Fund under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you, and by your execution of the Acceptance at the end hereof you agree with the Fund, as follows upon the date of your execution of this Agreement.


     1. MANAGEMENT SERVICES

     Except as set forth in the following paragraph you will regularly provide the Fund with overall management of the Fund's business affairs, which shall include, but not be limited to, providing such clerical and other personnel and supplies and office space as shall be necessary for the day-to-day operation of the Fund, arranging for the employment by the Fund of the investment adviser, custodian, auditor and legal counsel and coordinating the activities of the foregoing, assisting in the various federal and state compliance requirements, including federal and state securities laws compliance obligations, responding to shareholder inquiries and generally assuring the efficient operation of the Fund, subject always to such policies and instructions as the Board of Trustees (the Board) of the Fund may from time to time establish and supply to you copies thereof. You will advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of such Board regarding the conduct of the business of the Fund.

     You shall not act as or be required to act as investment adviser to the Fund or have any authority to supervise the investment or reinvestment of cash, securities or other properties comprising the assets of the Fund.

     2. TRANSFER AGENT SERVICES

     You will also serve as the Fund's transfer agent and dividend disbursing agent in accordance with the following terms and provisions:

          A. In connection with the issuance, transfer and redemption of shares of the Fund we hereby agree as follows:

          1. Issuance of Shares. Whenever the Fund shall sell or cause to shares, it shall cause to be delivered to you as transfer agent any written notification signed by an authorized officer specifying:

          (a)The name of the purchaser, the number of shares sold, the trade date and price per share; and

            (b)The amount of money to be delivered to the
               Custodian of the Fund for the sale of such shares.

          2. Notification. Upon notification from the Custodian that such money has been received by it, together with the notification required under Paragraph 1 hereof, you as transfer agent shall record the issuance to the purchaser or his authorized agent of such shares of the Fund as he is entitled to receive. In recording the issuance of shares to a purchaser or his authorized agent, you as transfer agent shall be entitled to rely upon the latest written instructions,if ny,previously received by you from the Fund, the purchaser or his authorized agent concerning the record ownership of such shares.

          3. Suspension or Discontinuance of Sales. You shall not be required
     to record the issuance of any shares    of the Fund where you have
     received from an authorized officer of the Fund or from any appropriate Federal or state authority, written notification that the sale of the shares of the Fund has been suspended or discontinued, and you shall be entitled to rely upon such written notification .

          4. Liability for Taxes. Upon the issuance of any shares of the Fund in accordance with the foregoing provisions hereof, you shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance.

          5. Transfers or Redemptions. Record ownership of shares of the Fund will be modified to reflect a transfer or redemption upon presentation to you as transfer agent of instructions requesting such transfer or redemption, accompanied by such documents as you deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of any stock transfer taxes. You may reserve the right to refuse to transfer or redeem shares until you are satisfied that the requested transfer or redemption is legally authorized, and you shall incur no liability for the refusal, in good faith, to make transfers or redempt ions which you, in your judgment, deem improper or unauthorized, or until you are satisfied that there is no basis to any claims adverse to such transfer or redemption.

          B. In connection with the payment by the Fund of dividends or distributions, we hereby agree as follows:

          1. The Fund shall furnish to you a copy of a resolution of its Board of Trustees setting forth the date of the declaration of a dividend or distribution, the date of payment thereof, the record date of which share holders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, whether such dividend or distribution is to be paid in shares of the Fund or in cash, and if payable in shares of the Fund the number of shares to be so issued.

          2. Upon the payment date of any share dividend or distribution you will record the increase in ownership of each record owner to reflect such share dividend or distribution.

          3. It is understood that you in no way shall be responsible for the determination of the rate of dividend or capital gains distributions due to the shareholders.

          4. It is understood that you shall file such appropriate information returns concerning the payment of dividends and capital gains distributions with the proper Federal, State and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders unless required of it by applicable law. Further, you shall compile, prepare and mail all necessary reports, concerning the payment of dividends and capital gains distributions to shareholders required by Federal, state and local authorities (such as forms 1096, 1099, 1042 and 1042S).

          C. In connection with your general responsibilities as transfer agent and dividend disbursing agent we agree as follows:


          1. Good Faith Reliance. You shall be protected in acting upon any paper or document believed to be genuine and to have been signed by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund.

          2. Additional Rules. You may establish such additional rules and regulations governing the transfer or registration of shares of the Fund as you may deem advisable and consistent with such rules and regulations generally adopted by bank transfer agents.

          3. Recordkeeping. You shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited, to certain records required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time. The Fund, or the Fund's authorized representatives, shall have access to such records during your normal business hours. Upon the reasonable request of the Fund, copies of any such records shall be provided by you to the Fund or the Fund's authorized representative. Where applicable, such records shall be maintained by you for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940.

          4. Shareholder Lists. You will supply shareholder lists to the Fund from time to time upon receiving a request therefor from an authorized officer of the Fund.

          5. Notices to Shareholders. At the request of an authorized officer of the Fund, you will address and mail such appropriate notices to shareholders as the Fund may direct.

          6. Shareholders' Meetings. In connection with shareholders' meetings, you will prepare shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxies, provide the Fund with regular reports on proxies voted prior to shareholders' meetings, serve as inspector of elections at shareholders' meetings and certify shares voted at shareholder meetings.

          D. In your capacity as transfer agent and dividend disbursing agent, the Fund will provide you copies of its current Declaration of Trust, By-Laws, a resolution of the Board of Trustees of the Fund appointing you transfer agent and authorizing the execution and delivery by officers of the Fund of this Agreement, its registration statement on Form N-1A as filed with the Securities and Exchange Commission, an opinion of our counsel with respect to the validity of the authorized and outstanding shares of the Fund and the status of such shares under the Securities Act of 1933, an incumbency certificate indicating current officers and trustees of the Fund and the signatures of such officers as may be authorized from time to time to give instructions to you as transfer agent, all amendments to the foregoing required to keep the information therein current, and such other documents, instruments, opinions, resolutions and information from time to time as you reasonably may request in order to carry out or render more effective your duties and responsibilities thereunder.


     3. ALLOCATION OF CHARGES AND EXPENSES

     During the term of this Agreement you or your affiliate, Parker, Dillon, Carlson & Johnson, Inc., will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, shareholders or employees of your corporation and will make available, without expense to the Fund, the services of such of your employees as may duly be elected officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

     The Fund will be responsible for the payment of all interest, taxes, brokerage and extraordinary or non-recurring expenses, including expenses of any litigation to which the Fund may be a party and indemnification of the Fund's officers, directors and shareholders with respect thereto, and of fees payable under this Agreement and under the Investment Advisory Agreement.

     During the term of this Agreement all other expenses incurred in the administration of the Fund shall be borne by you. Such other expenses shall include, but shall not be limited to, the organizational costs of the Fund, costs of preparing, printing and mailing registration statements, prospectuses, proxy statements, periodic reports and other documents furnished to shareholders and regulatory agencies, registration, filing and similar fees, legal, auditing and accounting expenses, fees of the custodian, expenses of shareholders' and Trustees' meetings, any fees paid to Trustees who are not interested persons of the investment adviser and any membership fees.

     4. YOUR COMPENSATION

     For all of the services to be rendered and payments made as provided in this Agreement the Fund will pay you as of the last day of each month a fee, accrued daily, equal to the annual rate of .50% of the daily net asset value of the Fund.

     The total fees paid during the first and second halves of each fiscal year of the Fund shall not exceed the semiannual total of the daily fee accruals requested by you during the applicable six-month period. The daily net asset value shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Fund or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of t~e ~und's shares has been suspended for a period including sucn month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

     You agree that your compensation during any fiscal year shall be reduced by an amount, if any, by which the expenses of the Fund for such fiscal year exceed the lowest applicable expense limitation applicable to the Fund imposed by State securities administrators in States where the Fund's shares are qualified for sale, as such limitations may be lowered or raised from time to time. The payment of your compensation at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund as soon as practicable. You or your affiliate, Parker, Dillon, Carlson & Johnson, Inc., shall refund to the Fund within sixty days after the close of each fiscal year, the amount of any additional reduction of your compensation pursuant to this paragraph as promptly as practicable after the end of such fiscal year, provided, however, that you will not be required to pay the Fund an amount greater than the fee paid to you in respect of such year pursuant to this Agreement nor will your affiliate be required to pay the Fund an amount greater than the fee paid it under its Investment Advisory Agreement with the Fund. As used in this paragraph expenses shall mean those expenses included in the applicable expense limitation having the broadest specification-thereof (certain expenses such as brokerage commissions, if any, taxes, interest and extraordinary items are excluded from such limitations), and expense limitation means a limit on the maximum annual expenses which may be incurred by an investment company determined (1) by multiplying a fixed percentage by the average or multiplying more than one such percentage by different specified amounts of the average of the values of an investment company's net assets for a fiscal year or (2) by multiplying a fixed percentage of an investment company's net investment income for a fiscal year. The words lowest expense limitation shall be construed to result in the largest reduction of your compensation for any fiscal year of the Fund.

     5. LIMITATION OF YOUR LIABILITY

     You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement (disabling conduct). However, you will not be indemnified for any liability unless (1) a final decision is made on the merits by a court or other body before whom the proceeding was brought that you were not liable by reason of disabling conduct or, (2) in the absence of such a decision, a reasonable determination is made, based upon a review of the facts, that you were not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of trustees who are neither interested persons of the Fund as defined in the Investment Company Act of 1940 nor parties to the proceeding (disinterested, non-party trustees), or (b) an independent legal counsel in a written opinion. The Fund will advance attorneys' fees or other expenses incurred by you in defending a proceeding, upon the undertaking by or on behalf of you to repay the advance unless it is ultimately determined that you are entitled to indemnification, so long as you meet at least one of the following as a condition to the advance: (1) you shall provide a security for your undertaking, (2) the Fund shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the disinterested, non-party trustees of the Fund, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that you ultimately will be found entitled to indemnification. Any person employed by you who may also be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

     6. DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective on the date of your Acceptance hereof and shall remain in effect until the first Annual Meeting of Shareholders of the Fund, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter but only so long as such continuance is approved annually in the manner required by the Investment Company Act of 1940.

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of the Fund, by a vote of a majority of the outstanding voting securities of the Fund or by you. This Agreement shall automatically terminate in the event of its assignment.

     7. AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board, including a majority of the trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

     8. LIMITATION OF LIABILITY

     It is expressly agreed that the obligations of the Fund hereunder shall
not be binding upon any of the trustees, share    holders, nominees,
officers, agents or employees of the Fund, personally, but bind only the assets and property of the Fund as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by the President of the Fund, acting as such, and will be approved by shareholders of the Fund, and neither such authorization or approval by such trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in its Declaration of Trust.


     9. MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract upon the date of your Acceptance.

                                        Yours very truly,
ATTEST:
                                        PDC&J PRESERVATION FUND


/S/ JAMES M. JOHNSON                    By  /S/ LESLIE 0. PARKER III
------------------------                --------------------------------
    James M. Johnson                        Leslie 0. Parker III,
    Secretary                               President

Dated: January 4, 1985


                                 ACCEPTANCE


     The foregoing Agreement is hereby accepted.

ATTEST:                                 PDC&J SERVICE CORP.

/S/ JAMES M. JOHNSON                    By  /S/ LESLIE 0. PARKER III
------------------------                --------------------------------
    James M. Johnson                        Leslie 0. Parker III
    Secretary                               President


Dated: January 4, 1985